Exhibit 5.1
Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109

January 13, 2010

American DG Energy Inc.
45 First Avenue
Waltham, MA 02451

Re:	Registration Statement on Form S-1 File No. 333-163972

Ladies and Gentlemen:

The following opinion is being furnished to you in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), by American DG Energy Inc., a Delaware corporation (the “Company”), of shares of its Common Stock (the “Registered Shares”) consisting of the following: 3,548,405 outstanding shares of common stock; 5,321,431 shares issuable upon conversion of outstanding convertible debentures; and 62,000 shares issuable upon exercise of warrants. The Registered Shares are being registered for resale pursuant to the above-described registration statement (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act.

We have acted as counsel to the Company in connection with the Registration Statement, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documents as we have considered necessary in order to furnish the opinion hereinafter set forth.

Based on and subject to the foregoing, we are of the opinion that the outstanding shares of Common Stock being registered are, and the shares of Common Stock issuable upon conversion or exercise of convertible debt or warrants will be, upon the valid conversion or exercise thereof, duly authorized, validly issued, fully paid and nonassessable under the applicable provisions of Delaware law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

 Very truly yours,

SULLIVAN AND WORCESTER LLP